As filed with the Securities and Exchange Commission on August 12, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FAMOUS DAVE’S OF AMERICA, INC.

(Exact name of registrant as specified in its charter)

Minnesota	12701 Whitewater Drive, Suite 200 Minnetonka, MN 55343	41 1782300
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification No.)

AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN

(Full title of the plan)

Christopher O’Donnell

President and Chief Executive Officer

Famous Dave’s of America, Inc.

12701 Whitewater Drive, Suite 200

Minnetonka, MN 55343

(Name and address of agent for service)

(952) 294-1300

(Telephone number, including area code, of agent for service)

Copies to:

William M. Mower Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center, 90 South 7th Street Minneapolis, Minnesota 55402 Telephone: (612) 672-8200 Facsimile: (612) 672-8397

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerate filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non- Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $.01 per share	950,000(3)	$8.53	$8,103,500	$940.82

(1)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends, or similar transactions relating to the shares covered by this registration statement. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average of the high and low sales price of the registrant’s common stock on August 9, 2011, as reported by the NASDAQ Global Market.
(3)	The registrant’s Amended and Restated 2005 Equity Incentive Plan (the “2005 Plan”) authorizes the issuance of a maximum of 1,400,000 shares of the registrant’s common stock, of which an aggregate of 450,000 shares were previously registered on Form S-8, File No. 333-124985, filed on May 17, 2005. The contents of such prior registration statement are incorporated by reference herein. This registration statement registers an additional 950,000 shares under the 2005 Plan.

INCORPORATION OF CONTENTS OF

REGISTRATION STATEMENT BY REFERENCE

A registration statement on Form S-8 (File No. 333-124985) was filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2005 covering the registration of 450,000 shares previously authorized for issuance under the registrant’s 2005 Stock Incentive Plan (as subsequently amended and restated, the “2005 Plan”). Such prior registration statement is referred to herein as the “Initial Registration Statement.” Pursuant to Rule 429 and General Instruction E of Form S-8, this registration statement is being filed to register an additional 950,000 shares authorized under the 2005 Plan. This registration statement shall also be considered a post-effective amendment to the Initial Registration Statement. The contents of the Initial Registration Statement are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the Commission are incorporated herein by reference:

(a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011 filed on March 18, 2011;

(b)	The registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 3, 2011 and July 3, 2011, filed on May 13, 2011 and August 12, 2011, respectively;

(c)	The registrant’s Current Reports on Form 8-K filed on January 5, 2011, May 4, 2011, July 5, 2011 and August 3, 2011; and

(d)	The description of the registrant’s common stock set forth in the registration statement on Form 8-A registering the registrant’s common stock under Section 12 of the Securities Exchange Act of 1934, as amended, which was filed with the Commission on October 25, 1996, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

The registrant is incorporated under the laws of the State of Minnesota. Unless stated otherwise in the articles of incorporation or bylaws, Section 302A.521 of the Minnesota Business Corporation Act (the “MBCA”) requires a Minnesota corporation to indemnify a person made or threatened to be made a party to a proceeding by reason of his or her former or present official capacity with the corporation, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney’s fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

•	has not been indemnified by another organization or employee benefit plan for the same liabilities incurred by the person in connection with the proceedings with respect to the same acts of omissions;

•	acted in good faith;

•	received no improper benefit and, in the case of any director conflict of interest, applicable statutory procedures has been followed;

•	in the case of a criminal proceeding, had no reason to believe the conduct was unlawful; and

•

in the case of acts or omissions occurring in such person’s official capacity as a director, officer or employee, the person reasonably believed that the conduct was in the best interests of the corporation, or at least not opposed to the best interests of the corporation depending on the capacity in which that person is serving.

The registrant’s bylaws (Article 6) provide that the registrant shall indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Minnesota.

In addition, the MBCA states that a person made or threatened to be made a party to a proceeding (as described above), is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorney’s fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, (1) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth in MBCA Section 302A.521 have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that such criteria for indemnification have not been satisfied and (2) if, after a determination of the facts then known to those making the determination, such facts would not preclude indemnification under the statute. Although the applicability of this provision may be limited by a corporation’s articles of incorporation or bylaws, the registrant’s articles and bylaws do not provide for such a limitation.

Article 7 of the registrant’s articles of incorporation state that a director shall have no personal liability to the registrant or its shareholders for breach of fiduciary duty as a director, except as otherwise required by law. Although these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Furthermore, the MBCA provides that the articles of incorporation of a corporation cannot eliminate or limit director’s liability for:

•	any breach of the director’s duty of loyalty to the corporation or shareholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	any transaction from which the director derived an improper personal benefit; or

•	any act or omission occurring prior to the date when the provision in the articles eliminating or limiting liability became effective.

The above discussion of the registrant’s articles of incorporation and bylaws and of the MBCA is not intended to be exhaustive and is respectively qualified in its entirety by such articles of incorporation, bylaws and statute.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

The registrant maintains insurance on behalf of its officers and directors, insuring them against liabilities that they may incur in such capacities or arising out of this status.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Famous Dave’s of America, Inc. Amended and Restated 2005 Stock Incentive Plan (filed herewith)

5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to the legality of the securities being registered (filed herewith)

23.1	Consent of Grant Thornton LLP (filed herewith)

23.2	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Minnetonka, state of Minnesota, on August 12, 2011.

FAMOUS DAVE’S OF AMERICA, INC.

By:	/s/ Diana G. Purcel
Diana G. Purcel
Chief Financial Officer and Secretary

POWER OF ATTORNEY

We, the undersigned officers and directors of Famous Dave’s of America, Inc. hereby severally constitute Christopher O’Donnell and Diana G. Purcel and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Famous Dave’s of America, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Christopher O’Donnell Christopher O’Donnell	President, Chief Executive Officer and Director (Principal executive officer)	August 12, 2011

/s/ Diana G. Purcel Diana G. Purcel	Chief Financial Officer and Secretary (Principal financial and accounting officer)	August 12, 2011

/s/ Dean A. Riesen Dean A. Riesen	Director	August 12, 2011

/s/ Wallace B. Doolin Wallace B. Doolin	Director	August 12, 2011

/s/ Lisa A. Kro Lisa A. Kro	Director	August 12, 2011

/s/ Richard L. Monfort Richard L. Monfort	Director	August 12, 2011

/s/ John F. Gilbert III John F. Gilbert III	Director	August 12, 2011

EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Famous Dave’s of America, Inc. Amended and Restated 2005 Stock Incentive Plan

5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to the legality of the securities being registered

23.1	Consent of Grant Thornton LLP